UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 16, 2005

P-Com, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25356	77-0289371
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1996 Lundy Avenue, San Jose, California		95131
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408.866.3666

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2005, the Registrant entered into a letter agreement with its Chairman of the Board of Directors, George P. Roberts (the "Letter Agreement"). The Letter Agreement terminates and supercedes the Employment and Continuity of Benefits Agreement, dated May 31, 2001, as amended by letter agreement dated April 28, 2003, entered into by the Registrant and Mr. Roberts (the "Employment Agreement").

The terms of the Letter Agreement provide that in lieu of all cash, stock and other payments due Mr. Roberts approximating $132,000, and other entitlements due him under the terms of the Employment Agreement, the Registrant shall issue Mr. Roberts a warrant to purchase 600,000 shares of common stock of the Registrant at a purchase price of $0.30 per share. In addition, the Registrant shall pay Mr. Roberts’ medical and dental COBRA payments, including executive supplemental coverage for as long as such continued coverage is allowed under the Registrant’s contract with its medical and dental insurance plan carriers. Upon the termination of such insurance coverage, the Registrant shall arrange to provide the same level of medical, dental and executive supplemental coverage for the remainder of Mr. Roberts’ natural life.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P-Com, Inc.

June 16, 2005	By:	/s/ Daniel W. Rumsey

Name: Daniel W. Rumsey
Title: Chief Restructuring Officer